Exhibit 19.1

Insider Trading Policy
Effective Date: October 1, 2024

Purpose:

This Insider Trading Policy (the “Policy”) (i) prohibits employees from trading in UGI’s securities while in possession of the company’s Material Nonpublic Information (referred to as “MNPI”), (ii) sets forth the consequences of violating this policy, and (iii) describes the process that certain employees designated as Restricted Persons must follow when trading in UGI securities.

Scope:

This Policy applies to all employees (including temporary, seasonal and flex), executive officers, directors, consultants, contractors and/or affiliates (collectively, “Covered Individuals”) of the Company and its subsidiaries, including any individuals living in a Covered Individual’s household, such as a spouse, children or other dependents.

Policy:
No Covered Individual who is in possession of MNPI may, directly or indirectly, or through Family Members, Controlled Entities or other persons or entities:
•Buy or sell Company Securities or engage in any other action to take personal advantage of such MNPI;
•Disclose the Company’s MNPI to others outside the Company, including, but not limited to, family, friends, customers, suppliers, investors and/or consulting firms, unless any such disclosure is made in accordance with a non-disclosure agreement or the Company’s external communications policy, as may be updated from time to time;
•Give trading advice of any kind about Company Securities to anyone; or
•Assist anyone engaged in the above activities.

A Covered Individual is also prohibited from taking the above actions with respect to any other publicly traded company where, in the course of performing services for the Company, such Covered Individual becomes the direct or indirect recipient of MNPI about such other company.
If you are not sure whether information is MNPI, you should consult the Chief Compliance Officer before you disclose the information or trade in the Company’s securities.

I.    Penalties

There are severe potential legal penalties for trading on or communicating MNPI both for the employee involved and the Company, including significant monetary fines, prison sentences, and/or a return of profits and related penalties. The Company expects strict compliance with this

Policy by all Covered Individuals, as well as their Family Members and Controlled Entities, and the exercise of appropriate judgment in connection with trading, in general. Covered Individuals are responsible for making sure that they comply with this Policy, and that their Family Members and Controlled Entities also comply with this Policy.
In addition to potential legal penalties, Violation of this Policy may lead to disciplinary action, including, but not limited to, termination of employment.

II.    Exempt Transactions

This Policy does not apply in the case of the following transactions, except as specifically noted:

•Certain Stock Option Exercises: This Policy does not apply to: (A) an “exercise and hold,” through which a Covered Individual exercises Company stock options and subsequently acquires and holds Company Securities, or (B) a “net exercise,” through which a Covered Individual elects to withhold shares subject to a stock option to satisfy tax withholding requirements.
•Restricted Stock: This Policy does not apply to the vesting of restricted stock (e.g., stock units or performance units). This Policy also does not apply to a Covered Individual’s election to withhold Company Securities to satisfy tax withholding requirements upon the vesting of any restricted stock.
•401(k) Plan: This Policy does not apply to purchases of Company Securities in a company-sponsored 401(k) plan resulting from a periodic contribution through a payroll deduction election. However, this Policy does apply to certain elections a Covered Individual may make under the 401(k) plan, including, but not limited to, an election to purchase Company Securities in the 401(k) plan or to change the percentage of periodic contributions.
•Dividend Reinvestment and Direct Stock Purchase Plan (“DRIP”): This Policy does not apply to purchases of Company Securities under the Company’s DRIP resulting from a Covered Individual’s reinvestment of dividends paid on Company Securities. However, this Policy does apply to a Covered Individual’s election to participate in the DRIP or to change the level of participation in the DRIP.
•Bona Fide Gifts: This Policy does not apply to bona fide gifts of the Company Securities unless the Covered Individual making the gift has reason to believe that the recipient intends to sell the Company Securities while the donor is aware of MNPI. All Covered Individuals are encouraged to consult the Trading Clearance Team when considering making a gift. Restricted Persons must receive pre-clearance for any gifts.
•Mutual Funds: Transactions in mutual funds that are invested in Company Securities are not subject to this Policy.

III.    Additional Requirements for Restricted Persons

Pre-Clearance of Transactions and Trading Windows:
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The Company will advise you if you are a Restricted Person. If you are a Restricted Person, you are restricted from trading in Company securities except during “trading window” periods following the public release of quarterly results. Even if the “trading window” is open, you will need pre-clearance from a member of the Trading Clearance Team for any proposed purchase or sale of Company securities (including (x) purchasing and selling Company securities through a personal brokerage account and (y) enrolling in and making changes to your investment in Company securities through (i) a company-sponsored 401(k) plan, and/or (ii) the DRIP). You do not need pre-clearance to exercise your options during a trading window (unless you are an executive officer or director of the Company subject to the U.S. Securities and Exchange Commission’s reporting requirements).

Pre-clearance of a transaction is only valid during the time-period specified by the Trading Clearance Team and must be requested again after that time-period expires. If you become aware of MNPI after pre-clearance has been granted, but before a trade is executed, your original pre-clearance will be void and you will be prohibited from engaging in the transaction.

The Trading Clearance Team has the right to close the “trading window” for a subset of Restricted Individuals at any time if those individuals become aware of MNPI.

IV.    Rule 10b5-1 Trading Plans

The Company’s directors and executive officers are permitted to adopt trading plans in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. Any such plan must be pre-approved by the Trading Clearance Team and comply with the Company’s policies regarding such plans.

Background:

Policy Owner(s):    [*****]

Policy Approver(s):    [*****]

Approval Date:    October 1, 2024

Definitions:

•Company Securities: refers to any security of the Company, including common stock, preferred stock, derivative securities such as warrants and options, and debt securities such as debentures, bonds and notes (convertible and non-convertible).
•Controlled Entities: Entities that a Covered Individual influences or controls, including any corporations, partnerships or trusts.

•Family Members: Members of a Covered Individual’s family who reside with the Covered Individual (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in a Covered Individual’s household, and any Family Members who do not live in the household but whose transactions in Company Securities are directed by the Covered Individual or are subject to the Covered Individual’s influence or control, such as parents or children who consult with the Covered Individual before they trade in Company Securities.
•MNPI: Information is considered “material” if a reasonable investor would consider it important in making an investment decision about the securities in question. Information is “nonpublic” until it has become publicly available (e.g., available to a broad group and not just employees), including through a press release or filing with the U.S. Securities and Exchange Commission.
•Restricted Persons: Includes directors, executive officers and employees on the Company’s Restricted List, which is maintained by the Trading Clearance Team. Due to their roles and responsibilities at the Company, such individuals regularly receive MNPI.
•Trading Clearance Team: Includes certain individuals in the Law Department who can be reached at [*****].

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